EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                              THIRD QUARTER 1996

(1) In the third quarter of 1996 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $815,000 in loans to TransCapacity in the third quarter of 1996. On a cumulative basis EUA has invested $10,005,000 in TransCapacity.

(3) Services were provided by three (3) EUA Service Corporation staff personnel in the following areas: Marketing, Management and Taxation.

(4)  TransCapacity L.P. Financial Statements for the third quarter 1996.

                     TRANSCAPACITY LIMITED PARTNERSHIP
                          CONDENSED BALANCE SHEET
                              September 30, 1996
                                  (Unaudited)
                           (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                       $368
    Organization Costs, net                             11
    Other Assets                                       482
          Total fixed Assets                           861
Current Assets:
    Cash and temporary Cash Investments                109
    Accounts Receivable                                  4
    Notes Receivable                                     0
    Prepayments and Other Assets                        41
          Total Current Assets                         154
TOTAL ASSETS                                        $1,015

                              LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($6,432)
    Partnership Equity - NCRSCo                       (367)
    Partnership Equity - TransCapacity SC             (539)
          Total Common Equity                       (7,338)
Long Term Liabilities:
    Long term portion of capital lease liability         3
    Notes Payable to EUA Energy                      7,155
          Total Long Term Liabilities                7,158
          Total Capitalization                        (180)
Current Liabilities:
    Accounts Payable                                    18
    Current portion of capital lease liability           4
    Notes Payable                                       55
    Accrued Expenses                                 1,118
          Total Current Liabilities                  1,195
TOTAL LIABILITIES AND EQUITY                        $1,015


                      TRANSCAPACITY LIMITED PARTNERSHIP
                          CONDENSED INCOME STATEMENT
                For the Quarter and YTD September 30, 1996
                                   (Unaudited)
                             (In Thousands of Dollars)

                                     QUARTER ENDED     YTD

Operating Income                              $7       $30

Operating Expenses:
    Data Acquisition/Comm  Expenses          105       262
    Research and Development Expenses        106       315
    General and Administrative Expenses      549     1,618
    Depreciation & Amortization              104       310
          Total Operating Expenses           864     2,505
Operating Income                            (857)   (2,475)
Other Income and Deductions                  (14)      (50)
    Income Before Interest Charges          (871)   (2,525)
Interest Charges                             188       541
    Income After Interest Charges         (1,059)   (3,066)
Pre-tax Net Income                       ($1,059)  ($3,066)


                    TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
                For the Nine Months Ended September 30, 1996
                                (Unaudited)
                            (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                             ($3,066)
    Depreciation & Amortization                        310
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                      1
        Accounts & Notes Payable                       (65)
        Accrued Expenses                               525
        Other (Net)                                     41
          Net Operating Activities                  (2,254)
Financing Activities:
    Equity Contributions                                 0
    Long Term Debt                                   2,480
    Other (Net)                                         (5)
          Net Financing Activities                   2,475
Investing Activities:
    Payments for Affiliate Expenses                    (53)
    Capital Expenditures                              (189)
          Net Investing Activities                    (242)
Cash Provided (Used)                                  ($21)


                      EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                              THIRD QUARTER 1996

(5) Number of transactions processed by TransCapacity L.P. during the third quarter of 1996. Answer - NONE

     Number of transactions processed by TransCapacity L.P. during the third quarter of 1996 for customers located in New England. Answer - NONE


(6) Number of TransCapacity L.P. customers as of the end of the third quarter of 1996. Answer - TEN

     Number of  TransCapacity L.P. customers as of the end of the third
     quarter of 1996 located in New England.     Answer - ONE